EXHIBIT 99.1

FOR MORE INFORMATION, CONTACT:
Ron Stevens	Chris Pollak
Chief Financial Officer	Director, Investor Relations
(206) 834-8451	(206) 834-8348
rstevens@primus.com	chris.pollak@primus.com

Primus Knowledge Solutions Reports Quarterly Profit and Revenue Growth

Primus Announces Third Quarter Results

SEATTLE, WA – October 28, 2003 – Primus Knowledge Solutions, Inc. (Nasdaq: PKSI), today announced financial results for the third quarter ended September 30, 2003.

“We reached a significant milestone during the third quarter, achieving quarterly profitability for the first time in company history. This milestone was achieved by adding new customers, managing costs and continuing to invest in both products and services,” said Michael Brochu, CEO and President.

Revenue for the third quarter of 2003 was $7.1 million, an increase of more than 90% compared with $3.7 million for the second quarter of 2003, and an increase of 15% compared with $6.1 million for the third quarter of 2002. Total operating expenses for the third quarter of 2003 were $5.5 million, an increase of 8% compared with $5.1 million for the second quarter of 2003, and a decrease of 14% compared with $6.4 million for the third quarter of 2002. Net income for the third quarter of 2003 was $379,000 or $0.02 per share, compared with a net loss of $2.7 million or $0.18 per share for the second quarter of 2003, and a net loss of $1.6 million or $0.08 per share for the third quarter of 2002. Our consolidated operating results for the quarter include the results of Broad Daylight Inc. since the date of acquisition.

“Another key milestone during the third quarter was the completion of the Broad Daylight acquisition in September. Broad Daylight is recognized as a leader in the web self service market, and further enhances our self and assisted service products. In addition to marquee customers, strong industry analyst recognition and talented people, they also contributed approximately $400,000 to our total revenue and approximately a half cent per share to our net income this quarter,” noted Michael Brochu.

As of September 30, 2003, Primus had cash of approximately $11.4 million compared to $10.7 million at June 30, 2003.

During the quarter Primus added several new customers, including a significant wireless provider, First Consulting Group, Genentech, Red Hat and others and had repeat business with Airbus, Eastman Kodak, Hewlett-Packard, IBM, Washington Mutual Bank and others.

Also during the third quarter, Primus received the 2003 STAR Award for “Best Support Technology Vendor” from the Service & Support Professionals Association (SSPA), the leading industry association for IT support professionals.

For the nine month period ended September 30, 2003, revenues were $16.3 million, total operating expenses were $16.0 million and the net loss was $3.5 million or $0.18 per share.

For the nine month period ended September 30, 2002, revenues were $16.4 million, total operating expenses were $19.9 million (including a restructuring charge of $1.3 million) and the net loss, including the cumulative effect of a change in accounting principle recorded in the first quarter of 2002 of $2.3 million, was $9.6 million, or $0.50 per share. The loss before the cumulative effect of the change in accounting principle was $7.3 million or $0.38 per share.

About Primus

Founded in 1986, Primus Knowledge Solutions (Nasdaq: PKSI) develops award-winning software solutions that power self-service to assisted service offerings for mid-market and Global 2000 organizations. Primus knowledge sharing software is used today in call centers, help desks, and Web self service environments to increase customer satisfaction, improve employee efficiency, and lower operating costs. Primus continues to receive industry accolades for its robust product suite. In 2003 alone, Primus received the STAR Award for “Best Support Technology Vendor” from the Service & Support Professionals Association (SSPA), was recognized for its trend-setting products and named one of the “100 Companies that Matter in Knowledge Management” by KMWorld magazine, and received the 2003 CRM Excellence Award from the editors of Customer Interaction Solutions magazine. Global organizations such as 3Com, Airbus, The Boeing Company, CompuCom, Eastman Kodak Co., EMC, Ericsson, Inc., Fujitsu Limited, Inc., IBM, Motorola, and T-Mobile rely on Primus technology to enhance their customer service and support initiatives. Visit www.primus.com for more information.

Primus, Primus Knowledge Solutions, Primus Answer Engine, Primus eServer, Primus eSupport and Primus eServer iView are registered trademarks or service marks of Primus Knowledge Solutions, Inc. Other products and company names mentioned in this press release may be the trademarks of their respective owners.

Any statements, expectations and assumptions contained in this press release that do not describe historical facts, such as statements about the integration, performance, use, and deployment of Primus products and anticipated future results constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There is no guarantee that these results will actually occur. Any forward-looking statements contained in this release are based on current expectations, are not guarantees of future performance, and are subject to a number of risks and uncertainties. Factors that could cause actual results to differ materially from current expectations include the following: difficulties encountered in the integration of Broad Daylight’s personnel and products; difficulties encountered in the integration, deployment, or implementation of the Primus products and customer’s systems; failure in the customer’s widespread adoption and use of the Primus products; quality of the customer’s database of solutions; fluctuations in customer demand; use of the Web as a delivery vehicle for customer support or eCRM solutions; risk resulting from new product introductions and customer acceptance of new products; rapid technological change; the risks associated with competition and the rapid consolidation of competitors; continued growth in the use of the Internet; the ability of Primus to manage its growth and integration efforts and the ability of Primus to compete successfully in the future, as well as other risks identified in Primus’ Securities and Exchange Commission filings, including but not limited to those appearing under the caption “Factors Affecting our Future Operating Results” in Primus’ Report on 10-K filed in March of 2003 and Forms 10-Q filed in May and August of 2003. The extent of return on investment of Primus products is specific to our customer’s experience.

Primus Knowledge Solutions, Inc.

Consolidated Balance Sheets

(In thousands)

(unaudited)

	September 30, 2003	December 31, 2002
Assets
Current assets:
Cash, cash equivalents and short-term securities	$11,441	$12,958
Accounts receivable, net	3,114	4,201
Prepaids and other assets	1,133	847

Total current assets	15,688	18,006

Property and equipment, net	1,261	2,268
Goodwill	3,346	—
Other intangible assets, net	563	—
Note receivable from related party	750	750
Deposits and other assets	189	236

Total assets	$21,797	$21,260

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accruals	$5,806	$4,174
Deferred revenue	5,976	6,228

Total current liabilities	11,782	10,402

Total shareholders’ equity	10,015	10,858

Total liabilities and shareholders’ equity	$21,797	$21,260

Primus Knowledge Solutions, Inc.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenue:
License	$3,215	$2,945	$6,056	$6,510
Service	3,844	3,167	10,208	9,869

Total revenue	7,059	6,112	16,264	16,379
Cost of revenue:
License	143	147	297	264
Service	1,161	1,144	3,542	3,587

Total cost of revenue	1,304	1,291	3,839	3,851
Gross profit	5,755	4,821	12,425	12,528
Operating expenses:
Sales and marketing	2,650	2,898	7,775	8,890
Research and development	1,934	1,790	5,624	6,274
General and administrative	896	843	2,571	3,478
Restructuring charges	—	827	—	1,262

Total operating expenses	5,480	6,358	15,970	19,904
Income (loss) from operations	275	(1,537)	(3,545)	(7,376)
Other income (expense), net	131	(15)	198	188

Income (loss) before income taxes and cumulative effect of change in accounting principle	406	(1,552)	(3,347)	(7,188)
Income tax expense	(27)	(24)	(108)	(94)

Income (loss) before cumulative effect of change in accounting principle	379	(1,576)	(3,455)	(7,282)
Cumulative effect of change in accounting principle	—	—	—	(2,281)

Net income (loss)	$379	$(1,576)	$(3,455)	$(9,563)

Basic and diluted net income (loss) per common share:
Loss before cumulative effect of change in accounting principle	$0.02	$(0.08)	$(0.18)	$(0.38)
Cumulative effect of change in accounting principle	—	—	—	(0.12)

	$0.02	$(0.08)	$(0.18)	$(0.50)

Weighted average shares used in computing basic net income (loss) per common share	19,716,589	19,036,904	19,527,672	18,947,586

Weighted average shares used in computing diluted net income (loss) per common share	20,881,104	19,036,904	19,527,672	18,947,586

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